EXHIBIT 10.8

AMPEX Corporation

135 East 57th Street

New York, New York 10022

Telephone (212) 935-6144

April 18, 2006

Craig McKibben

[HOME ADDRESS]

Dear Craig:

Confirming our discussion of your objectives for 2006, set forth below are the related incentive targets.

It is critical that Ampex should comply, on timely basis, with its obligation to document, test and assess its internal controls under Section 404 of The Sarbanes-Oxley Act and related regulatory guidelines. If this process is completed on or before the required date of March 15, 2007 you will be entitled to receive an incentive payment of $50,000.

Develop a plan on or before December 31, 2006 to move accounting organization from Colorado to Redwood City and to provide for back-up to Ray Venema in the event of his unavailability to the company. If this objective is met you will be entitled to receive an incentive payment of $50,000.

Your third objective is to ensure that our licensing efforts are supported with quantitative data that will assist our licensing department to assess the realistic financial obligations for royalties due on prior and future shipments from prospective licenses. If this objective is met you will be entitled to receive an incentive payment of $50,000.

I wish you success in achieving the above goals.

Yours sincerely,

/s/ Edward Bramson
Edward Bramson